[logo] vFinance
                                                               Investments, Inc.

March 22, 2002

Netgateway, Inc.
754 E. Technology Avenue
Orem, UT   84097

Attention:        Don Danks
                  Chairman of the Board of Directors
                  and Chief Executive Officer

Gentlemen:

     Reference is made to the letter dated as of February 18, 2002 (the "Letter of Intent") between vFinance Investments, Inc., ("VFIN" or the "Placement Agent"), and Netgateway, Inc., its successors, subsidiaries, or assigns (collectively, the "Company"). It is hereby understood that the Company wishes to increase the dollar amount of the Private Placement as set forth in this amendment to the Letter of Intent (the "Amendment"). The Amendment will confirm the entire understanding and agreement (the "Agreement") between vFinance Investments, Inc. and Netgateway, Inc., as follows:

     1.  Dollar  Amount of Private  Placement:  A minimum of  $300,000.00  and a
         ------  ------ -- -------  ---------
maximum of $2,400,000.00

     2. Retention of VFIN: The Company hereby engages VFIN, and VFIN accepts such engagement as the Company's exclusive financial advisor, for six months from the date of this letter, in connection with the management of a private placement (the "Private Placement") of equity securities of the Company, which will include shares of common stock (the "Shares") of the Company and may include warrants to purchase common stock (the "Warrants") of the Company (collectively, the "Units"), on a best efforts basis.

3.       The Private Placement:
         ---------------------

     a. The Private  Placement shall be structured as a transaction  exempt from
Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), and shall comply with Section 4(2) of the Securities Act and Regulation D thereunder and state securities law.

     b. The Private Placement shall be structured in that there may be multiple closings upon the receipt and acceptance by the Company of irrevocable subscriptions. The feasibility of the Private Placement will depend upon the results of our investigation of the Company, information about the Company that VFIN may receive including, but not limited to, due diligence reports concerning the Company's operations, management, and business plan, and the continuation of the operation of the Company without material adverse change.

     c. The Company will use all reasonable efforts to promptly prepare a Confidential Offering Memorandum (the "Memorandum") substantially in a form acceptable to the Placement Agent relating to the offering and sale of the Shares. In connection with the Memorandum and other matters pertaining to the Private Placement, the Company and its officers, accountants, and counsel shall furnish to the Placement Agent and the counsel to the Placement Agent such information and documents as shall be reasonably requested. The Company will also endeavor in good faith, in cooperation with the Placement Agent and counsel to the Placement Agent, whenever requested by the Placement Agent, to qualify the Shares and the securities included therein and issuable upon the conversion thereof, the Placement Agent's Warrants (as hereinafter defined) and the securities issuable upon the exercise of the Placement Agent's Warrants and all underlying securities for offer and sale under the applicable securities laws of such jurisdictions as Placement Agent may reasonably designate, provided, however, that the Company shall not be required thereby to qualify to do business in any jurisdiction in which it is not otherwise engaged in business.

     4. Placement Agent's Compensation: The Placement Agent shall be compensated
        --------- ------- -------------
for its services in connection with the proposed offering herein contemplated as follows:

     a. For its role as Placement Agent, the Company shall pay or cause to be paid to the Placement Agent a cash fee of $60,000, which shall be payable in two installments: (1) $40,000 upon the first Closing of the Private Placement and
(2) $20,000 upon the second Closing of the Private Placement. In addition, the Placement Agent shall be paid a cash commission of five percent (5%) on the gross proceeds sold in the placement. It is hereby understood between the parties that the Placement Agent intends to pay certain finders a portion or all of the above mentioned commission on any sales of the placement sold through the finder. In addition, the Placement Agent shall be entitled at each closing, to reimbursements for the expenses incurred by it in connection with the Private Placement.

     b. The Company will authorize, and the Placement Agent or its designees shall be entitled to receive at the Closing, purchase warrants (the "Placement Agent's Warrants") for the purchase of a number of Shares equal to five percent (5%) of the number of shares sold in the Private Placement. The Placement Agent's Warrants will be exercisable at a price per Share equal to the offering price per Share. Such Warrants will contain standard net issuance and anti-dilution provisions.

     c. The Placement Agent's Warrants shall not be exercisable for a period of one year from the date of the Initial Closing and shall thereafter be exercisable for a period of four years.

     d. The  Company  agrees,  at its  expense,  to  register  the  shares  (the
"Underlying Shares") of common stock of the Company (the "Common Stock") issuable upon conversion of the Shares issuable upon the exercise of the Placement Agent's Warrants for resale at any time during the entire period between the first and fifth anniversaries of the date of the Initial Closing. The Company will bear all the costs of such demand registration, except for customary underwriting discounts and commissions. In addition, the Company will take all actions necessary, and bear all expenses required to permit holders of the Underlying Shares, including the holders of the Placement Agent's Warrants and the Shares, to "piggyback" such Underlying Shares on any registration statement filed by the Company under the Securities Act during such four year period. The Company shall not enter into any agreement or take any other step that would impair the registration rights of any such holders granted hereby.

     5. Expenses: The Placement Agent shall be entitled to reimbursement of out of pocket expenses incurred in connection with this Private Placement. Reimbursement of expenses shall be duly documented and paid monthly and at each closing, upon submission of a duly documented invoice. In addition, the Company shall pay all of its costs and expenses incident to the purchase, sale and delivery of the Shares and the securities included therein and issuable upon the conversion thereof, including without limitation, all fees and expenses of filings with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., in each case if applicable; all blue sky fees and expenses; all fees of the counsel to the Placement Agent, fees of counsel and accountants for the Company; printing costs, including costs of printing the Memorandum and any amendments, supplements, or exhibits thereto, any preliminary drafts thereof or amendments thereto, all private placement documents, blue sky memoranda and a reasonable quantity of Memoranda as determined by the Placement agent; the Company's road show costs and expenses; and the cost of preparing four bound volumes of the Private Placement documents for the Placement Agent and counsel to the Placement Agent.

     6. Conditions of the Placement Agent's Obligation:  Corporate Changes:  The
        ---------- -- --- --------- ------- -----------  --------- --------
financial   condition   and   prospects  of  the  Company  shall  be  reasonably
satisfactory to the Placement Agent.

     7.  Conditions,  Representations  and  Covenants:  The Company  represents,
         -----------  ---------------  ---  ---------
warrants, and covenants that:

     a. There will be included in the Memorandum audited financial statements of the Company for the three fiscal years preceding the date of the Memorandum (reported on by a national accounting firm reasonably acceptable to the Placement Agent) and, if requested by the Placement Agent, current unaudited comparative interim financial statements. The financial statements will present fairly the financial condition of the Company and the results of its operations at the time and for the periods covered by such financial statements, and such statements will be substantially as heretofore represented to the Placement Agent.

     b. The Company has prepared and delivered to the Placement Agent its most recent financial statements and, if requested, will deliver projections constituting its best estimate of revenues, earnings and cash flow and shall update such estimates on a monthly basis during the registration period.

     c. Except in connection with acquisitions, strategic commercial transactions or pursuant to the exercise of warrants, options, or other securities outstanding prior to Closing, and the Company's right to maintain a stock option plan of Common Stock and the grant of options to, or the issuance of Common Stock upon exercise of options by is officers, employees, directors and consultants under such Plan at an exercise price equal to the fair market value, the Company will not, without the Placement Agent's prior written consent
(1) sell any shares of capital stock or issue warrants or options, except pursuant to the Company's employee benefit plans described in the Memorandum, or
(2) purchase any shares of capital stock of the Company during the six month period following the Closing of the Private Placement, except pursuant to the Company's employee benefit plans described in the Memorandum.

     d. The Company will use its best efforts to cause two persons to be elected to the Company's Board of Directors who are deemed by the Placement Agent to be independent of the Company's management, who are reasonably acceptable to VFIN, as well as make any management changes mutually agreeable to the Company and VFIN.

     e. The Company shall secure Director and Officer Liability Insurance (provided that such insurance can be obtained at a reasonable cost as determined by the Company and the Placement Agent) in an amount and from an insurer reasonably satisfactory to the Placement Agent, provided that the amount of coverage shall not exceed that which is customary for companies of comparable size and in the same industry as the Company.

     f. For a three-year period from the date of the Initial Closing of the Private Placement, VFIN shall have a right to appoint a designee as an observer to the Board of Directors. Such observer will have the right to attend all meetings of the Board. Such observer shall have no voting rights, but shall be entitled to receive reimbursement for all reasonable out-of-pocket expenses incurred in attending such meetings, including, but not limited to food, lodging and transportation. VFIN shall be given notice of such meetings at the same time and in the same manner as Directors of the Company are informed. VFIN and such observer shall be indemnified to the same extent as the other directors.

     g. The Company agrees to indemnify the Placement Agent in accordance with the indemnification provisions (the "Indemnification Provisions") attached to this Agreement as Exhibit A, which Indemnification Provisions are incorporated herein and made a part hereof.

     8. Statement of Intent: It is understood that VFIN's undertaking to conduct the proposed Private Placement is subject to the Memorandum, all amendments, supplements and exhibits thereto or other documentation related thereto, being reasonably satisfactory to the Placement Agent and counsel to the Placement Agent.

     The Placement Agent intends to proceed with the Private Placement immediately after availability of the required final documentation and the terms of this letter of Intent have been satisfied; provided, however, that the Placement Agent reserves the right not to proceed with the Private Placement if, in its sole judgment, market conditions are unsuitable for such offering, or information comes to its attention relating to the Company, its management or its position in the industry, which could, in the Placement Agent's sole judgment, preclude a successful offering of the Shares.

     9.  Legally  Binding:  As  described  in  Paragraph  9, the Company and the
         -------  -------
Placement Agent agree that the following provisions shall be legally binding on the Company:

     a. If the Company or the Placement Agent decides not to proceed with the Private Placement for any reason whatsoever, all expenses incurred by the Placement Agent in connection with the Private Placement will be paid promptly by the Company in accordance with all provisions described herein.

     b. If, after executing this Letter of Intent and prior to final closing of the offering, the Company elects not to expeditiously proceed with the offering even though the Placement Agent is ready, willing and able to conduct the Private Placement, then the Company agrees that (1) it will not sell any of its capital stock through another placement agent for a period of at least six (6) months, or (2) if it does so, then the Company shall pay to the Placement Agent $100,000 in addition to the amounts paid to it pursuant to subparagraph (a) hereof, which the Company and the Placement Agent agree will be fair compensation to the Placement Agent for services performed with respect to the proposed Private Placement.

     c. If prior to the final Closing of the Private Placement and within a period of twelve (12) months from the date hereof, the Company is acquired, merges, sells all or substantially all of its assets or otherwise effects a corporate reorganization with any other entity (collectively, a "Transaction") and, as a result, the Private Placement contemplated hereby is abandoned by the Company, then, in addition to any amounts paid to it pursuant to subparagraph
(a) hereof, the Company shall pay the Placement Agent a cash fee of 2.0% of the aggregate amount of Consideration given upon the closing of such Transaction, which the Company and the Placement Agent agree is fair compensation to the Placement Agent for services performed with respect to the proposed Private Placement.

     For purposes of this Agreement, "Consideration" shall include the aggregate amount of cash, securities, or other assets received by the Company or its shareholders in connection with a Transaction, plus (i) the present value of any payments made or to be made pursuant to installment notes, covenants not-to-compete, or other, similar arrangements (but excluding any future compensation for future employment in an amount consistent with that paid by the Company prior to the Transaction; (ii) the face amount of any debt of the company or the Company's shareholders (but excluding operating leases, trade payables and normal accruals) which is assumed otherwise borne by the purchaser; and (iii) the amount of any dividends or other extraordinary payments or distributions made by the Company to its shareholders, officers, directors, or employees in anticipation of the Transaction. The "present value of any payments made or to be made" shall be determined using the face amount of the payments, and a discount rate equal to the yield of 5-year Treasuries plus 1% at the end of the day immediately preceding the close of this Transaction. Any securities or other non-cash consideration, received as consideration shall have a value equal to the cash equivalent value, as reasonably determined by VFIN. If the Transaction takes the form of a purchase of assets and an assumption of liabilities, then Consideration, shall include the fair market value of the assets purchased from the Company, its shareholders, or their affiliates (but excluding operating leases, trade payables and normal accruals) that is assumed by the purchaser. If all or any portion of the consideration payable in connection with the Transaction includes contingent future payments, then the Company shall pay to VFIN, upon consummation of the Transaction, an additional cash fee determined in accordance with this Paragraph 9( c), when, and if, such contingency payments are received. However, in the event of an installment purchase at a fixed price and a fixed time schedule the Company agrees to pay to VFIN, upon consummation of the Transaction, a cash fee determined in accordance with this Paragraph 2 based upon the present value of such installment payments using a discount rate referenced above.

     If the Company's Board of Directors authorizes the Company to pursue a merger/acquisition opportunity involving the sale of all or substantially all of the Company's assets during the period after the Memorandum has been distributed by the Placement Agent, the Placement Agent shall have the right of first refusal to act as the Company's investment banker or financial advisor in connection with any such merger/acquisition, rendering such services as are customary in connection therewith in consideration for a fee which is considered customary for such services.

     d. Pending completion of the Private Placement, the Company shall refrain for a period of six (6) months from the date hereof from negotiating with any other placement agent or investment banker or other person regarding a possible public or private offering of any of the Company's securities.

     e. The Placement Agent and the Company agree that any controversy arising out of or relating to this letter of intent or proposed offering contemplated hereby, shall be settled by arbitration in accordance with the rules then in effect on the National Association of Securities Dealers, Inc.

     f. For the three-year period commencing on the date of the Closing, VFIN shall have the right of first refusal (on terms at least as favorable as can be obtained from other sources) to act as lead manager, co-manager, placement agent, or investment banker with respect to any proposed underwritten public distribution or private placement of the Company's securities or any merger, acquisition, or disposition of assets of the Company, if the Company uses a lead manager, co-manager, placement agent, investment banker, or other person performing such functions for a fee. VFIN will advise the Company promptly, but in no event later than 15 days following the submission to VFIN writing of any such proposed transaction(s), of VFIN's election to exercise said right. If any such proposal is not accepted by VFIN, but later modified, the Company will re-submit such proposal to VFIN. Should VFIN elect, at any time not to exercise said right this will not affect preferential rights for future financings.

     If the foregoing correctly sets forth the understand we have heretofore reached regarding the proposed Private Placement, please sign and return the enclosed copy of this letter by February 29, 2002. If this Letter of Intent is not signed by February 29, 2002, and an extension has not been mutually agreed upon in writing by the Company and the Placement Agent, this Letter of Intent will be considered void. By accepting this letter, the Company agrees to keep this letter and all terms confidential and not to "shop" it with any other placement agents or underwriters.

Very truly yours,

VFINANCE INVESTMENTS, INC.

By:      [signature]
         --------------------------------------------
         Jon Buttles
         Principal

ACCEPTED AND AGREED TO
This 27th day of March in, 2002

NETGATEWAY, INC.

By:      [signature]
         --------------------------------------------
         Don Danks
         Chairman and Chief Executive Officer

                                    EXHIBIT A

     The Placement Agent will be acting on behalf of Netgateway, Inc. (the "Company") in connection with the services or matters that are subject of the Agreement to which this Exhibit A is attached. Accordingly, the Company agrees to indemnify and hold harmless each Placement Agent and their respective affiliates, their respective directors, officers, agents, and employees and affiliates, and each other person, if any, controlling any such Placement Agent or any of their respective affiliates (collectively the "Indemnified Persons"), from and against any losses, claims, damages, liabilities or expenses (or actions, including shareholder actions, in respect thereof) relating to or arising out of such engagement or the Placement Agent's role in connection therewith, and will reimburse the Indemnified Persons for all reasonable expenses (including out-of-pocket expenses and Placement Agent's counsel fees and expenses) as they are incurred by the Indemnified Persons in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which any Placement Agent or any Indemnified Person is a party. The Company will not, however, be responsible to any particular Placement Agent for any losses, claims, damages, liabilities, or expenses which are finally judicially determined to have resulted primarily from such Placement Agent's willful misconduct or bad faith. The Company also agrees that none of the Indemnified Persons shall have any liability to the Company for or in connection with the services or matters pertaining to the Agreement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that results primarily from any Placement Agent's willful misconduct or bad faith. If the forgoing indemnity is unavailable or insufficient to hold the Indemnified Persons harmless, then the Company shall contribute to the amount paid or payable by the Indemnified Persons, in respect of the Indemnified Persons, for losses, claims, damages, liabilities, or expenses in such proportion as appropriately reflects the relative benefits received by, and fault of, the Company, on the one hand and the Indemnified Persons, on the other, in connection with the matters as to which such looses, claims, damages, liabilities or expenses relate and other equitable consideration; provided, however, the Company agrees that the aggregate contribution of all Indemnified Persons shall in all cases be not more than the amount of fees actually received by the Placement Agents for their services. It is hereby further agreed that the relative benefits to the Company on the one hand and the Indemnified Persons on the other with respect to any transaction contemplated by the Agreement shall be deemed to be in the same proportion as (i) the total value of the transaction bears to (ii) the fees actually paid to the Placement Agents with respect to such transaction. The foregoing Agreement shall be in addition to any rights that any Placement Agent or any Indemnified Person may have at common law or otherwise. The Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to this Agreement is brought against any Placement Agent or any other Indemnified Person. If any action, proceeding, or investigation is commenced as to which an Indemnified Person demands indemnification, the Indemnified Person shall have the right to retain counsel of its own choice to represent it, the Company shall pay the reasonable fees and expenses of such counsel, and such counsel shall to the extent consistent with its professional responsibilities cooperate with the Company and any counsel designated by the Company; provided that the Company shall not be responsible for the fees and expenses of more than one counsel.